SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or  ss. 240.14a-12


                                 PENTACON, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   __________________________________________________________________________
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ______________________________________________________________________

     2) Aggregate number of securities to which transaction applies:

        ______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ______________________________________________________________________

     4) Proposed maximum aggregate value of transaction:

        ______________________________________________________________________

     5) Total fee paid:

        ______________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         ______________________________________________

     2)  Form, Schedule or Registration Statement No.:

         ______________________________________________

     3)  Filing Party:

         ______________________________________________

     4)  Date Filed:

         ______________________________________________

PENTACON, INC.

                                                                  April 10, 2000

Dear Fellow Stockholders:

      You are cordially invited to attend the Company's annual meeting of stockholders to be held at 9:00 a.m. on Wednesday, May 10, 2000, at the Millennium Tower, 10375 Richmond Avenue, Houston, Texas.

      Information on the various matters on which the stockholders will act is provided in the enclosed notice of the meeting and proxy statement. An Annual Report to Stockholders for the year ended December 31, 1999 is also enclosed with this Proxy Statement.

      Your vote is important. Regardless of whether you plan to attend the meeting in person, please execute the enclosed proxy and return it promptly in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, your proxy can be canceled and the shares voted in person at the meeting.

      We hope you will participate in the annual meeting, either in person or by proxy. Thank you for your continued interest in and support of Pentacon, Inc.

                                    Sincerely,



                                    /s/ MARK E. BALDWIN
                                    Mark E. Baldwin
                                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER








              10375 Richmond Avenue, Suite 700, Houston, Texas 77042

                                 PENTACON, INC.

                        10375 Richmond Avenue, Suite 700
                              Houston, Texas 77042
                                 (713) 860-1000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2000

                               -------------------

      Notice is hereby given that the annual meeting of the stockholders of Pentacon, Inc. (the "Company") will be held at the Millennium Tower, 10375 Richmond Avenue, Houston, Texas, on Wednesday, May 10, 2000, at 9:00 a.m., Central Time, for the following purposes:

      1. To elect three Class II Directors to serve until the third annual meeting of stockholders following their election and until their successors are elected and qualified; and

      2. To consider and act upon such other business as may properly be presented to the meeting or any adjournment thereof.

      Holders of the Company's common stock and of the Company's restricted common stock as of the close of business on March 14, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

      Please sign and date the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you plan to attend the meeting in person. No postage is required if the proxy is mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                    By Order of the Board of Directors



                                    /s/ BRUCE M. TATEN
                                    Bruce M. Taten
                                    SENIOR VICE PRESIDENT AND SECRETARY

April 10, 2000

                                 PENTACON, INC.

              -----------------------------------------------------
                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
              -----------------------------------------------------

                                  INTRODUCTION

      This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Pentacon, Inc. (the "Company") in connection with the Annual Meeting of stockholders to be held on Wednesday, May 10, 2000, and at any adjournment thereof. The Annual Meeting will be held at 9:00 a.m., Central Time, at the Millennium Tower, 10375 Richmond Avenue, Houston, Texas 77042. This proxy statement and the accompanying form of proxy are being mailed to stockholders of the Company on or about April 10, 2000.

      When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions specified thereon. If no direction is specified, it will be voted in favor of the election of the nominees named herein to the Board of Directors. Any proxy may be revoked at any time before its exercise by written notice of the person giving the proxy.

      The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain directors, officers or employees of the Company may solicit proxies in person or by telephone. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common shares and restricted common shares. An Annual Report to Stockholders for the year ended December 31, 1999 is enclosed with this Proxy Statement.

                            OUTSTANDING VOTING SHARES

      As of March 14, 2000, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding 16,373,529 shares of common stock, par value $0.01 per share (the "Common Stock") and 307,732 shares of restricted common stock, par value $0.01 per share (the "Restricted Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting.

      The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors (a Class I Director), and are entitled to 0.25 of a vote per share on all other matters on which the Common Stock is entitled to vote. At the May 12, 1999 Annual Meeting, the holders of Restricted Common Stock elected Cary M. Grossman as a Class I director. Mr. Grossman's term will expire at the 2002 Annual Meeting. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors.

      The presence, in person or by proxy, of at least a majority of the sum of the outstanding shares of Common Stock and Restricted Common Stock is required for a quorum. The affirmative vote of a majority of Common Stock represented and voted at the Annual Meeting is required for election of directors and the affirmative vote of the majority of votes cast at the Annual Meeting is required for approval of any other matters brought before the meeting. Cumulative voting for the election of directors is not permitted. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast upon proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      Votes will be tabulated by American Securities Transfer & Trust, Inc., the transfer agent and registrar for the Company's stock, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

                              ELECTION OF DIRECTORS

      The Company's Certificate of Incorporation groups the Company's Board of Directors into three classes (Classes I, II, and III, respectively) with respect to the time for which the directors in each class individually hold office. Each class consists, as nearly as possible, of one-third of the entire Board. The Company's Board of Directors is currently fixed at nine members.

      At the meeting, three (3) Class II Directors will be elected, each director to hold office until the third annual meeting of stockholders following his election. Messrs. Baldwin and Taten, or their substitutes, have been designated by the Board of Directors to vote the proxies granted to the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors as Class II Directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable for election.

NOMINEES AND CONTINUING DIRECTORS

      Certain information concerning the nominees, together with comparable information for the Class I and Class III Directors, whose terms are not expiring at the 2000 Annual Meeting, is set forth below. The Company has agreed to nominate each of Messrs. List, Fatica, and Spence and Ms. McClure for re-election upon any expiration of their terms occurring on or before March 9, 2003 (five years from the date of the Company's initial public offering).

NOMINEES - CLASS II DIRECTORS (TERMS EXPIRING AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS)

      JACK L. FATICA                                         Director since 1998

      Mr. Fatica, 55, became President, Chief Operating Officer and director of the Company in March 1998 and Vice Chairman of the Company in May 1999. Mr. Fatica has over 30 years of experience in the fastener distribution business. He has been employed by the Company or its predecessors since 1967. Mr. Fatica is a member of the Mergers and Acquisitions Committee of the Company's Board of Directors.

      BENJAMIN E. SPENCE, JR.                                Director since 1998

      Mr. Spence, 46, became a director of the Company in March 1998. Mr. Spence has over 23 years of experience in the fastener distribution business and has served as President of Sales Systems Limited since 1986.

      CLAYTON K. TRIER                                       Director since 1998

      Mr. Trier, 48, became a director of the Company in March 1998. Since April 1997 Mr. Trier has been a private investor. In 1993 he was a founder of U.S. Delivery Systems, Inc. ("U.S. Delivery"), a company created to consolidate the highly fragmented local delivery industry, and Mr. Trier served as Chairman and Chief Executive Officer of U.S. Delivery from its inception until April 1997. In March 1996, U.S. Delivery, a NYSE-listed company at that time, was acquired by Corporate Express, Inc., a large publicly owned office products company, and Mr. Trier served as a director of Corporate Express, Inc. from the acquisition date until January 1997. From 1991 to 1993, Mr. Trier was President of Trier & Partners, Inc., a consulting firm. From 1987 through 1990, Mr. Trier served as President and Co-Chief Executive Officer of Allwaste, Inc., a provider of industrial and environmental services listed on the NYSE. From 1974 to 1987, Mr. Trier was at the international accounting firm of Arthur Andersen & Co., in which he was a partner from 1983 to 1987. Mr. Trier also serves as a director of Creative Master International, Inc. (Nasdaq: CMST), a manufacturer and distributor of collectible-quality, die-cast replicas of cars, trucks and other items. Mr. Trier is a member of the Committee on Director Affairs, the Mergers and Acquisitions Committee and the Audit Committee of the Company's Board of Directors.


            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
                 "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES.


DIRECTORS CONTINUING IN OFFICE


CLASS I DIRECTORS (TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS)

      MARK E. BALDWIN                                        Director since 1997

      Mr. Baldwin, 46, became Chief Executive Officer of the Company in September 1997 and became Chairman of the Board in November 1997. From 1980 through August 1997, Mr. Baldwin was employed by Keystone International, Inc., a publicly traded manufacturer of industrial valves and controls, serving most recently as President of the Industrial Valves & Controls Group, a division with 17 manufacturing locations and multiple company-owned sales and distribution locations in 15 countries. Mr. Baldwin is a member of the Committee on Director Affairs of the Company's Board of Directors.

      CARY M. GROSSMAN                                       Director since 1997

      Mr. Grossman, 46, has been a director of the Company since March 1997. Mr. Grossman co-founded McFarland, Grossman & Company, Inc. ("MGCO"), an investment banking firm, in 1991, and serves as its Chief Executive Officer. MGCO formed the Company in 1997 and sponsored the Company through its initial public offering. From 1977 until 1991, Mr. Grossman was engaged in the practice of public accounting. Mr. Grossman is a C.P.A. Mr. Grossman is a member of the Compensation Committee and the Audit Committee of the Company's Board of Directors. Mr. Grossman also is a director of Omniplex Communications Group, Inc.

      MARY E. MCCLURE                                        Director since 1998

      Ms. McClure, 59, became a director of the Company in March 1998. Ms. McClure co-founded Capitol Bolt & Supply, Inc. in 1966 and has served as Capitol's President since 1981. Ms. McClure has served as Chairman of the Southwest Fastener Association and as Chairman/President of the National Fastener Distributor Association. Ms. McClure has also been inducted into the Fastener Hall of Fame. Ms. McClure is a member of the Mergers and Acquisitions Committee of the Company's Board of Directors.

CLASS III DIRECTORS (TERMS EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS)

      ROBERT M. CHISTE                                       Director since 1998

      Mr. Chiste, 52, became a director of the Company in March 1998. Mr. Chiste is currently involved with several Internet related businesses. Since September 1999 he has served as Chairman of FuelQUEST, Inc., a development stage B2B e-commerce enterprise focusing on commerce, content and community within the $200 billion industry of fuels, lubricants, propane and solvents. Since September 1999 Mr. Chiste has also served as the Chairman, President and Chief Executive Officer of FuelONE, Inc., an ongoing consolidation of fuel and lubricant wholesale distribution companies with annual projected revenues in excess of $1 billion. FuelONE is a minority owner of FuelQUEST. From July 1998 to August 1999, Mr. Chiste has served as Chief Executive Officer of TriActive, Inc., a venture funded Application Service Provider providing systems management services over the Internet to mid-sized companies. Since July 1998 Mr. Chiste has served as Chairman of the Board of Directors of TriActive, Inc. Mr. Chiste is a co-founder of FuelQUEST, FuelONE and TriActive as well as a founding investor in iMark.com, a leading auction site for industrial equipment. Mr. Chiste was the President, Industrial Services Group, of Philip Services Corp. from August 1997 to June 1998. He served as Vice Chairman of Allwaste, Inc., a provider of industrial and environmental services, from May 1997 through July 1997, President and Chief Executive Officer of Allwaste from November 1994 through July 1997 and a director of Allwaste from January 1995 through August 1997. Philip Services Corp. acquired Allwaste effective July 31, 1997. Mr. Chiste served as Chief Executive Officer and President of American National Power, Inc., a successor company of Transco Energy Ventures Company, from its creation in 1986 until August 1994. During the same period, he served as Senior Vice President of Transco Energy Company. From 1980 to 1986, Mr. Chiste held several executive positions with Enron Corp. and its successor companies. Mr. Chiste also serves as a director of Franklin Credit Management Corp., a New York-based financial services company. Mr. Chiste received a B.A. in mathematics from the College of New Jersey, as well as J.D. and a M.B.A. degrees from Rutgers University. Mr. Chiste is a member of the Compensation Committee and the Committee on Director Affairs of the Company's Board of Directors.

      DONALD B. LIST                                         Director since 1998

      Mr. List, 44, became a director of the Company in March 1998 and is President of Pentacon Aerospace Group, Inc. Mr. List has over 20 years of experience in the fastener distribution business and has served as President of Alatec Products, Inc. since 1981.

      NISHAN TESHOIAN                                        Director since 1999

      Mr. Teshoian, 58, became a director of the Company in July 1999. Since July 1999 Mr. Teshoian has been a private investor. From January 1998 until July 1999, Mr. Teshoian served as President and Chief Operating Officer of Coltec Industries, Inc. (which was acquired by The BF Goodrich Company in July 1999). Mr. Teshoian was Chairman of the Board and Chief Executive Officer of Keystone International, Inc. from August 1995 until December 1997. Prior thereto, he was employed by Cooper Industries, Inc. for eighteen years in a series of successively more responsible management positions culminating in his election in 1993 as Executive Vice President of Operations-Tools and Hardware. Mr. Teshoian is a member of the Audit Committee and Compensation Committee of the Company's Board of Directors.

BOARD AND COMMITTEE ACTIVITY AND STRUCTURE

      During 1999, the Company's Board of Directors met on eight (8) occasions. Committees of the Board held meetings as follows: Audit Committee - six (6) meetings; Compensation Committee - two (2) meetings; and Committee on Director Affairs - three (3) meetings. Each director attended at least 75% of all meetings of the Board and each committee on which he or she served during the year.

      AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Grossman, Teshoian, and Trier. The committee recommends the appointment of independent auditors, reviews with the independent auditors the plan and results of the auditing engagement, reviews the independence of the independent auditors, considers the range of audit and nonaudit fees of the independent auditors and reviews the adequacy of the Company's internal financial controls.

      COMPENSATION COMMITTEE. The Compensation Committee is comprised of Messrs. Chiste, Grossman, and Teshoian. The committee is responsible for setting the compensation and benefit programs for key executives of the Company and makes determinations with respect to the Company's 1998 Stock Plan.

      COMMITTEE ON DIRECTOR AFFAIRS. The Committee on Director Affairs is comprised of Messrs. Baldwin, Chiste, and Trier. The committee is responsible for reviewing the functions and operation of the Board and its committees, establishing and monitoring board governance policies and procedures, evaluating the performance of directors and developing a pool of potential future board nominees. Stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Committee on Director Affairs at the Company's principal offices.

DIRECTORS' COMPENSATION

      Directors who are employees of the Company do not receive additional compensation for serving as directors. From January 1 through November 4, 1999, directors who were not employees of the Company received the compensation indicated below:

      Annual Retainer (payable in quarterly cash installments)        $16,000
      Meeting Fees                                                        -0-
      Annual Award of Stock Options (number of units)                   5,000

      The Company changed its compensation package for nonemployee directors effective November 4, 1999 to the levels indicated below:

      Annual Retainer (payable in Common Stock)                       $16,000
      Attendance at Board or Committee Meeting:
            Committee Member                                            $ 500
            Committee Chairperson                                     $ 1,000
            Board Meeting                                             $ 1,000
      Lead Director:
            (payable in cash)                                         $ 4,000
            (payable in stock)                                        $ 4,000
      Annual Award of Stock Options (number of units)                   5,000

      Nonemployee directors also are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each nonemployee director receives stock options to purchase 15,000 shares of Common Stock upon election to the Board of Directors. Mr. Grossman was elected Lead Director for the May 1999/May 2000 period.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of the Company's Common Stock as of February 29, 2000, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all officers and directors as a group.
                                                       SHARES BENEFICIALLY OWNED
                                                       -------------------------
BENEFICIAL OWNER                                                       PERCENT
                                                          NUMBER       OF CLASS
                                                       -----------    ----------
Donald B. List (1).............................          2,979,493     17.8%
Jack L. Fatica (2).............................          1,136,003      6.8%
Generations Family Limited Partnership (3).....            901,321      5.4%
Jeffrey P. Fatica (4) .........................            559,968      3.3%
Cary M. Grossman (5)...........................            385,898      2.3%
Benjamin E. Spence, Jr. (6)....................            253,332      1.5%
Mark E. Baldwin................................            207,100      1.2%
Mary E. McClure (7)............................            184,470      1.1%
Brian Fontana..................................            133,000      *
Bruce M. Taten.................................            132,000      *
James C. Jackson...............................             44,000      *
Clayton K. Trier (8)(9)........................             38,283      *
Robert M. Chiste (8)...........................             23,283      *
David G. Simonsen..............................             13,500      *
Nishan Teshoian................................              8,983      *
All officers and directors as a group (14 persons)       7,000,634     41.9%
 ------------

*     Less than one percent.

(1) Includes an aggregate of 98,064 shares of Common Stock held by three trusts for the benefit of Mr. List's minor children. Mr. List disclaims any beneficial ownership of the shares owned by the trusts. Mr. List's address is c/o Pentacon, Inc., 10375 Richmond Avenue, Suite 700, Houston, Texas 77042.

(2) Includes 92,782 shares of Common Stock owned by the Jason P. Fatica Trust and 92,782 shares of Common Stock owned by the Ryan A. Fatica Trust of which Mr. Fatica is co-trustee. Mr. Fatica's address is c/o Pentacon, Inc., 10375 Richmond Avenue, Suite 700, Houston, Texas 77042.

(3) Represents shares of Common Stock owned by the Generations Family Limited Partnership of which Mr. Michael Black is General Partner. The Partnership address is 4648 Craftsbury Circle, Fort Wayne, Indiana 46818.

(4) Includes 92,782 shares of Common Stock owned by the Jason P. Fatica Trust and 92,782 shares of Common Stock owned by the Ryan A. Fatica Trust, who are Mr. Fatica's sons. Includes 54,578 shares of Common Stock held in trust for Jack C. Fatica and 38,205 shares of Common Stock held in trust for Justin P. Fatica, of which Mr. Fatica is a co-trustee. Mr. Fatica's address is c/o Pentacon, Inc., 10375 Richmond Avenue, Suite 700, Houston, Texas 77042.

(5) Consists of 140,283 shares owned directly by Mr. Grossman; 193,304 shares owned by a family limited partnership of which Mr. Grossman is a general partner; 49,875 shares owned by McFarland, Grossman & Company, Inc.; 2,000 shares owned by FMTC Trust; and and 436 shares owned by Mr. Grossman's children. Mr. Grossman disclaims beneficial ownership of shares held by the family limited partnership, McFarland, Grossman & Company, Inc., FMTC Trust, and his children.

(6) Includes 12,000 shares of Common Stock owned by the Morgan E. Spence Trust and 12,000 shares of Common Stock owned by the Alison R. Spence Trust of which Mr. Spence is the trustee.

(7) Includes 84,243 shares of Common Stock owned by the Earl Milton McClure, Jr. Residuary Trust of which Ms. McClure is trustee.

(8) Includes 10,000 shares of Common Stock granted as a restricted stock grant under the 1998 Stock Plan.

(9) Includes 2,000 shares of Common Stock owned by the KKT Trust and 2,000 shares of Common Stock owned by the JCT Trust of which Mr. Trier is trustee.

                               EXECUTIVE OFFICERS

      The following table presents compensation information for the Company's Chief Executive Officer and four additional most highly compensated executive officers (the "Named Executive Officers") for the years ended December 31, 1999 and 1998.

                                                   SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                       -----------------------------------    ----------------------------
                                                                                        AWARDS
                                                                              ----------------------------
                                                                               RESTRICTED       SECURITIES
                                                                                 STOCK          UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR         SALARY(1)       BONUS     AWARD(S)(5)      OPTIONS (#)       COMPENSATION(6)
---------------------------            ----         ---------       -----     -----------      -----------       ---------------
Mark E. Baldwin.. . . . . .            1999         $187,500          -0-           -0-             -0-                 $ 2,858
Chairman and Chief Executive           1998         $121,500          -0-           -0-           185,000                  -0-
Officer (2)


Jack L. Fatica. . . . . . . .. .       1999         $152,500         $4,650        $2,325           1,617               $ 4,797
Vice Chairman(2)                       1998         $121,500          -0-           -0-             -0-                 $13,700

Donald B. List. . . . . .. . .         1999         $170,000         $4,722        $2,361           1,643               $ 3,606
President, Pentacon Aerospace          1998         $121,500          -0-           -0-             -0-                 $14,000
Group, Inc. (2)

Jeffrey P. Fatica. . . . . .           1999         $153,000        $19,806         -0-             -0-                  $3,276
President, Pentacon Industrial         1998         $121,500          -0-           -0-             -0-                    -0-
Group, Inc. (3)

Bruce M. Taten. . . . . . . .          1999         $162,500         $7,313        $3,657           2,543               $ 2,231
Senior Vice President, Chief           1998         $121,500          -0-           -0-           100,000                  -0-
Administrative Officer, General
Counsel and Secretary (4)
--------------------

(1) Each of the Named Executive Officers salaries for 1998 were based upon annual salaries of $150,000.

(2) For biographies of Messrs. Baldwin, Jack L. Fatica and List, see "Nominees and Continuing Directors" above.

(3) Mr. Jeffrey P. Fatica, 41, is President of Pentacon Industrial Group, Inc. Mr. Fatica has over 23 years of experience in the fastener distribution business with AXS Solutions, Inc., one of Pentacon's founding companies. Jeffrey P. Fatica is the brother of Jack L. Fatica, the Company's Vice Chairman.

(4) Mr. Taten, 44, joined the Company in October 1997. From 1993 to 1997, Mr. Taten was employed by Keystone International, Inc., most recently as Vice President and General Counsel. From 1988 to 1993, Mr. Taten practiced law with Sutherland Asbill & Brennan, a law firm based in Atlanta, Georgia. From 1983 to 1986, Mr. Taten practiced law with the New York firm of Simpson, Thacher & Bartlett. Mr. Taten is a C.P.A. and an attorney.

(5) The value of the restricted stock awards shown in the table was determined by multiplying the number of shares of restricted stock awarded to each Named Executive Officer by the closing price per share of the Company's Common Stock on March 7, 2000, the date the awards were granted ($2.875). The number of shares awarded were: Mr. Baldwin - 0; Mr. Jack L. Fatica - 809; Mr. List - 822; Mr. Jeffrey P. Fatica - 0; Mr. Taten - 1,272. The restricted stock awarded to each Named Executive Officer vests ratably over the next three years (although vesting may be accelerated in certain circumstances). Holders of restricted stock are entitled to receive any dividends declared with respect to the Company's Common Stock, although the Company does not anticipate paying dividends with respect to its Common Stock.

(6) "All Other Compensation" consists of employer matching contributions to Company retirement plans.

OPTION GRANTS

      The following table sets forth information with respect to stock options granted for the year ended December 31, 1999 under the Company's 1998 Stock Plan to the Named Executive Officers.

                                            PERCENT OF
                                           TOTAL OPTIONS
                   NUMBER OF SECURITIES     GRANTED TO       EXERCISE                              POTENTIAL REALIZABLE VALUE AT
                    UNDERLYING OPTIONS       EMPLOYEES       PRICE PER                             ASSUMED RATES OF STOCK PRICE
    NAME               GRANTED (#)            IN YEAR          SHARE        EXPIRATION DATE      APPRECIATION FOR OPTION TERM (1)
    ----               ------------        ------------        -----        ---------------      --------------------------------
                                                                                                      5%                10%

Mark E. Baldwin             -0-                 -0-             --                 --                -0-                -0-
Jack L. Fatica             1,617                 *            $2.875            3/7/2010            $2,924            $7,409
Donald B. List             1,643                 *            $2.875            3/7/2010            $2,971            $7,528
Jeffrey P. Fatica           -0-                 -0-             --                 --                -0-                -0-
Bruce M. Taten             2,543               1.37%          $2.875            3/7/2010            $4,598            $11,652
------------

*     Less than 1%.

(1) The SEC requires disclosure of the potential realizable value or present value of each grant. This disclosure assumes the options will be held for the full term prior to exercise. These options may be exercised prior to the end of the term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price or the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

OPTION EXERCISES AND YEAR-END VALUES

      The following table sets forth information with respect to the value of unexercised options held by Named Executive Officers of the Company. No options were exercised by the Named Executive Officers of the Company during the year ended December 31, 1999.

                                           NUMBER OF SECURITIES UNDERLYING
                                             UNEXERCISED OPTIONS HELD AT                   VALUE OF UNEXERCISED IN-THE-MONEY
                                                  DECEMBER 31, 1999                        OPTIONS HELD AT DECEMBER 31, 1999
                                                  -----------------                        ---------------------------------
               NAME                     EXERCISABLE            UNEXERCISABLE           EXERCISABLE            UNEXERCISABLE
               ----                     -----------            -------------           -----------            -------------
Mark E. Baldwin                             -0-                     185,000                -0-                     -0-
Jack L. Fatica                              -0-                       1,617  (1)           -0-                     -0-
Donald B. List                              -0-                       1,643  (1)           -0-                     -0-
Jeffrey P. Fatica                           -0-                         -0-                -0-                     -0-
Bruce M. Taten                              -0-                     102,543  (1)           -0-                     -0-

(1) Messrs. Jack L. Fatica's and List's options were awarded on March 7, 2000 with respect to 1999; 2,543 of Mr. Taten's options were awarded on March 7, 2000 with respect to 1999.

EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with each Named Executive Officer of the Company that prohibit such officers from disclosing the Company's confidential information and trade secrets and generally restrict these individuals from competing with the Company for a period of two years after the termination of their respective employment agreements. Messrs. Baldwin's, Jack L. Fatica's, Jeffrey P. Fatica's and List's employment agreements have an initial term of five years commencing March 10, 1998. The agreement for Mr. Taten has an initial term of three years commencing March 10, 1998. All of the employment agreements are terminable by the Company for "good cause" upon ten days' written notice and without "cause" or for "good reason" by the officer upon thirty days' written notice. All employment agreements provide that if the officer's employment is terminated by the Company without "good cause," such officer will be entitled to receive a lump-sum severance payment at the effective time of termination.

      All of the employment agreements contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event that the executive is not notified by the acquiring company that it will assume the Company's obligations under the employment agreement at least five days in advance of the transaction giving rise to the change-in-control, the change-in-control will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be tripled and the provisions which restrict competition with the Company shall not apply; and (ii) in any change-in-control situation, such officer may elect to terminate his employment by giving ten days' written notice prior to the anticipated closing of the transaction giving rise to the change-in-control, which will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled and the time period during which such officer is restricted from competing with the Company will be eliminated.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors of the Company sets the level of compensation and benefits for the Company's executive officers and key managers and oversees the administration of executive compensation programs. The Compensation Committee is composed solely of independent directors.

      The Compensation Committee believes the Company's compensation policies should be designed to (i) attract and retain senior executives who will contribute to the long-term success and growth of the Company; (ii) reward executives for increased profitability and resulting increased stockholder value by aligning the financial interests of senior executives with those of stockholders; (iii) provide equitable compensation within a competitive framework of comparable companies; and (iv) emphasize the importance of stockholder interest through the awards of equity-based incentives, such as restricted stock and options to key executive officers.

      Officers of the Company are paid base salaries determined according to the individual's level of responsibility, performance of the particular individual, salary levels relative to the competitive market, growth of the Company's business and recommendation of the Chief Executive Officer. It is the general philosophy of the Compensation Committee that, as the Company evolves from its start-up phase, base salaries should approach the midpoint salary range at the 50th percentile of salaries paid by similar size companies in relevant industries. The Committee believes that the base salaries paid to most of its Named Executive Officers currently are below this 50th percentile.

      Officers of the Company also are eligible to receive an annual cash incentive award. Messrs. Baldwin and List were eligible to receive incentive awards up to fifty percent (50%) of their base salaries, and Messrs. Jack L. Fatica, Jeffrey P. Fatica, and Taten were eligible to receive incentive awards up to thirty percent (30%) of their base salaries. Seventy-five percent (75%) of the incentive awards paid to each Named Executive Officer were based upon a graduated formula which takes into account predetermined earnings goals and cash-flow measurements for the Company (or, in the case of individuals with group profit and loss responsibility, group earnings goals and cash flow objectives). Twenty-five percent (25%) of the incentive awards paid to each Named Executive Officer were based upon levels of achievement of individual goals established at the beginning of the year. In addition to any annual cash incentive award, Named Executive Officers are eligible to receive stock options and restricted stock awards determined under the same formulas described above.

      The Compensation Committee annually reviews and approves the compensation of Mark E. Baldwin, the Chief Executive Officer. Because the Company did not meet its earnings targets and cash flow targets established at the beginning of 1999, Mr. Baldwin did not receive any incentive awards for 1999. Mr. Baldwin's current annualized base salary was set at $225,000 in mid-1999 and no increase was made for 2000.

                                    THE COMPENSATION COMMITTEE

                                    Robert M. Chiste, Chairman
                                    Cary M. Grossman
                                    Nishan Teshoian



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee are Messrs. Chiste, Grossman and Teshoian. No member of the Compensation Committee of the Board of Directors of the Company was, during 1999, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company, other than Mr. Grossman, who served as President of the Company prior to its initial public offering.

      During the year ended December 31, 1999, no officer or employee of the Company or any of its subsidiaries served as (i) a member of the Compensation Committee; (ii) a member of the compensation committee (or other board committee or full board performing equivalent functions) of another entity, one of whose executive officers served on the Board of Directors of the Company; or (iii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company.

COMMON STOCK PERFORMANCE GRAPH

      The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the Russell 2000, and (ii) the Industrial Equipment Wholesale Index. The Company believes that because the number of publicly traded companies which it considers to be industry competitors is limited and because the investment community generally categorizes the Company together with the industrial equipment wholesalers, the Industrial Equipment Wholesale Index will provide an appropriate comparison of cumulative total return for its stockholders. The cumulative total return computations set forth in the performance graph assume the investment of $100 in the Company's Common Stock, the Industrial Equipment Wholesale Index and the Russell 2000 on March 10, 1998.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                                                               CUMULATIVE TOTAL RETURN
                       -------------------------------------------------------------------------------------------------------
                       3/31/98       6/30/98      9/30/98       12/31/98      3/31/99       6/30/99      9/30/99      12/31/99
                       -------      --------      -------      ---------      --------      -------      -------      --------
Pentacon, Inc.          140.00       118.75         63.75        43.75         40.00        49.38         35.63        31.25
                       -------      --------      -------      ---------      --------      -------      -------      --------
Russell 2000            103.46        98.44         78.26        90.82         85.58        98.51         91.97       108.64
                       -------      --------      -------      ---------      --------      -------      -------      --------
Industrial Equipment
  Wholesale Index       106.15        91.61         60.67        57.81         56.09        56.68         51.77        53.55
                       -------      --------      -------      ---------      --------      -------      -------      --------

      The companies that comprise the Industrial Equipment Wholesale Index are:
Abatix Corp., Airgas, Inc., American Aircarriers Support, Inc., Applied Industrial Technologies, Inc., Aviation Sales Company, AVTEAM, Inc., CE Franklin Ltd., Central Garden & Pet Company, China Resources Development, Inc., DXP Enterprises, Inc., Hirsch International Corp., Industrial Distribution Group, Inc., Industrial Holdings, Inc., International Airline Support Group, Inc., JLK Direct Distribution Inc., Kaman Corporation, Mitcham Industries, Inc., MSC Industrial Direct Co. Inc., National-Oilwell, Inc., Pentacon, Inc., RDO Equipment Co., Speizman Industries, Inc., Strategic Distribution, Inc., Western Power & Equipment Corp., and White Cap Industries, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES OF REAL PROPERTY

      Alatec Products, Inc. ("Alatec"), a subsidiary of the Company, leases certain of its facilities located in California from Mr. List, a director of the Company. The leases provide for a total annual rent of $462,840 with the terms of the leases expiring in March 2012. Alatec also pays taxes and utilities on the leased premises. The rent will be adjusted in accordance with the Consumer Price Index ("CPI"), subject to a minimum of 4% and a maximum of 8%. In addition, Alatec leases its warehouse in Fremont, California from FDR Properties, an entity controlled and partially owned by Mr. List. This lease expires August 31, 2003 and provides for an annual rent of $126,000. Alatec also pays taxes and utilities on those premises. The Company leases from the List Family Trust an office and warehouse in Chatsworth, California. The lease provides for an annual rental of $170,832 and terminates in October 2012. Alatec also pays utilities and taxes on the premises. The Company believes that the rent for each of these properties does not exceed fair market value.

      Pentacon Industrial Group, Inc., a subsidiary of the Company, leases certain real property located in Erie, Pennsylvania from JFJ Realty Company, an entity owned in part by Mr. Jack L. Fatica, a director and officer of the Company, and Mr. Jeffrey P. Fatica, an officer of the Company. The lease for the property runs through August 2006 and provides for an annual rent of $240,000 through August 30, 2001. Beginning September 1, 2001, the rent will be adjusted to fair market value as determined on February 1, 2001. Furthermore, Pentacon Industrial Group, Inc. pays taxes and utilities on the leased premises. The Company believes that the rent for this property does not exceed fair market value.

      Sales Systems Limited ("SSL"), a subsidiary of the Company, leases certain real properties located in Chester, South Carolina from Chester Associates, LLC, an entity owned in part by Mr. Spence, a director of the Company. One facility in Chester, South Carolina is leased for an initial five-year term expiring December 31, 2002, with an option to extend the lease for an additional five-year term. The annual rent for the first year of this lease is $61,250. The rent will increase each subsequent year of the lease based on the CPI, not to increase more than 4%. SSL is responsible for utilities. Also, certain warehouse space in South Carolina is leased to SSL by Chester Associates, LLC. This warehouse is leased for an initial five-year term expiring December 31, 2002, with an option to extend for an additional five-year term. The annual rent for the first year of this lease is $55,000, with subsequent rental rates to increase per the CPI, not to exceed 4% in any one year. SSL is responsible for utilities. The Company believes that the rent for these properties does not exceed fair market value.


OTHER TRANSACTIONS

      Mr. List owns approximately 50% of a supplier from which the Company purchased approximately $1.2 million of products during 1999. The Company believes all such purchases have been at fair market prices. The Company anticipates continuing to purchase products from the supplier in the future so long as the prices and terms remain competitive with those of alternative suppliers.

      All of the directors of Pentacon, other than Messrs. Grossman, Chiste, Teshoian and Trier, are employees of Pentacon or one of its subsidiaries and as such receive employment-based consideration and benefits from the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, Executive Officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership, and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent holders are also required to furnish the Company with copies of all such reports.

      Based solely upon review of such reports and written representations that no other reports were required during 1999, the Company believes that all
Section 16 reporting requirements related to the Company's directors and executive officers were timely filed during 1999.


                                    AUDITORS

      Ernst & Young LLP, a certified public accounting firm, has served as the independent auditor of the Company since its inception in 1998. While management anticipates that this relationship will continue to be maintained during 2000, no formal action is proposed to be taken at the annual meeting with respect to the continued engagement of Ernst & Young LLP inasmuch as no such action is legally required. A representative of Ernst & Young LLP plans to attend the annual meeting and will be available to answer questions. The representative also will have an opportunity to make a statement at the meeting if he so desires, although it is not expected that any statement will be made.

      The Audit Committee of the Board of Directors assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.


                    LIMITATION ON INCORPORATION BY REFERENCE

      Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Compensation Committee Report on Executive Compensation" or "Common Stock Performance Graph."


                 DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Under the Company's bylaws, any Stockholder who wishes to submit a proposal for action to be considered at the Company's 2001 Annual Meeting of stockholders must submit such proposal in writing to the Secretary of the Company no later than 80 days before the 2001 Annual Meeting of Stockholders. If you do not provide the proper notice by 80 days prior to the date established for the 2001 Annual Meeting, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe appropriate, as the SEC's rules allow.

      For a stockholder proposal to be considered for possible inclusion in the proxy statement for the 2001 Annual Meeting, the proposal must be received by the Company's Secretary no later than December 8, 2000. A nomination or proposal that does not supply adequate information about the nominee or proposal will be disregarded.

                                     REPORTS

      A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto, are included in the Annual Report to Stockholders mailed to each Stockholder entitled to vote at the Annual Meeting. The Company will furnish to any such person any exhibit described in the list accompanying the Form 10-K, upon payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such reports and/or exhibits should be directed to Investor Relations, Pentacon, Inc., 10375 Richmond Avenue, Suite 700, Houston, Texas 77042.

                                    By Order of the Board of Directors



                                    /s/ BRUCE M. TATEN
                                    BRUCE M. TATEN
                                    SENIOR VICE PRESIDENT AND SECRETARY

April 10, 2000

PROXY
                                 PENTACON, INC.
     SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 2000

    The undersigned hereby appoints Mark E. Baldwin and Bruce M. Taten, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Pentacon, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on Wednesday, May 10, 2000 at 9:00 a.m. at the Millenium Tower, 10375 Richmond Avenue, Houston, Texas, or at any adjournment or postponement thereof, as follows:

    Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

    PROPOSAL 1:  ELECTION OF DIRECTORS

  [ ]  FOR ALL nominees listed below  [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below

    Jack L. Fatica, Benjamin E. Spence, Jr. and Clayton K. Trier to hold office until the 2003 Annual Meeting and until their successors are elected and qualified.

    INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, write the appropriate name or names in the space provided below.

                  ___________________________________________

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               BACK SIDE OF PROXY

    ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL I (ALL NOMINEES) AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

    YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                       DATED:  ___________________________, 2000

                                       _________________________________________
                                                        Signature

                                       _________________________________________
                                               Signature, if held jointly

                                       Please sign exactly as name appears on
                                       this card. Joint owners should each sign.
                                       Executors, administrators, trustees,
                                       etc., should give their full titles.

  PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

PROXY
                                 PENTACON, INC.
 SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 2000

      The undersigned hereby appoints Mark E. Baldwin and Bruce M. Taten, and each of them individually, as proxies with full power of substitution, to vote all shares of Restricted Common Stock of Pentacon, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on Wednesday, May 10, 2000 at 9:00 a.m. at the Millennium Tower, 10375 Richmond Avenue, Houston, Texas, or at any adjournment or postponement thereof, as follows:

   ELECTION OF DIRECTORS - As a holder of restricted common stock, you are entitled to elect one member of the Company's Board of Directors (a Class I Director) and are entitled to 0.25 of a vote per share on all other matters on which the Common Stock is entitled to vote. At the May 12, 1999 Annual Meeting, the holders of Restricted Common Stock elected Cary M. Grossman as a Class I Director. Mr. Grossman's term will expire at the 2002 Annual Meeting. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors, and, accordingly, will not be eligible to vote for the Class II directors standing for election this year.



               CONTINUED AND TO BE SIGNED ON REVERSE SIDE

      ALL RESTRICTED SHARES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

      YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.


                  DATED: _______________________________________, 2000.


                  _____________________________________________________
                                    Signature


                  _____________________________________________________
                                    Signature if held jointly

Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.


            PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE
                               ENCLOSED ENVELOPE.